Exhibit 2

                                 AMENDMENT NO. 1
                           TO AMENDED RIGHTS AGREEMENT

          AMENDMENT NO. 1 (this "Amendment") dated as of October 15,
2000 to the Amended Rights Agreement (the "Rights Agreement") dated as of March 16, 1989, as amended as of April 28, 1998, between Texaco Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

                               W I T N E S S E T H

          WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of October 15, 2000 among the Company, Chevron Corporation, a Delaware corporation ("Chevron"), and Keepep Inc., a Delaware corporation and wholly-owned subsidiary of Chevron (the "Merger Agreement"); and

          WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Merger Agreement and the transactions contemplated thereby and, subject to certain conditions, is bound to recommend to the stockholders of the Company the approval and adoption of the Merger Agreement; and

          WHEREAS, the Board of Directors of the Company has determined that in connection with the Merger Agreement and the transactions contemplated thereby, it is desirable to amend the Rights Agreement as set forth herein and that such amendment is generally consistent with the purposes for which the Rights Agreement was executed; and

          WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein;

          NOW, THEREFORE, the Rights Agreement is amended as follows:

          SECTION 1. Proposed Merger. A new Section 3(d) shall be added to the Rights Agreement as follows:

               "(d) Notwithstanding anything in this Agreement to the contrary,
          (i) no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, (ii) none of Chevron Corporation, a Delaware corporation ("Chevron"), any of its Subsidiaries or any of their



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          respective Affiliates or Associates (collectively, the "Acquisition
          Group") shall be deemed to have become an Acquiring Person (or otherwise become the Beneficial Owner of 20% or more of the shares of Common Stock) and (iii) no holder of Rights shall be entitled to any rights or benefits pursuant to Section 7, Section 11, Section 13, or any other provision of this Agreement, in each case by reason of (w) the approval, execution, delivery and performance of the Agreement and Plan of Merger dated as of October 15, 2000 among the Company, Chevron and Keepep Inc. (the "Merger Agreement"), (x) the approval, execution, delivery and performance of the Stock Option Agreement ("Stock Option Agreement") dated as of October 15, 2000 between the Company and Chevron pursuant to which the Company grants Chevron an option to purchase shares of Common Stock, (y) the approval of the Merger Agreement by the stockholders of the Company or (z) the consummation of any of the transactions contemplated by the Merger Agreement or the Stock Option Agreement; provided that in the event that one or more members of the Acquisition Group collectively become the Beneficial Owner of 20% or more of the Common Stock then outstanding in any manner other than as set forth in the Merger Agreement or the Stock Option Agreement, the provisions of this sentence (other than this proviso) shall terminate."

          SECTION 2. Effectiveness. This Amendment shall be deemed effective as of the date first set forth above and immediately prior to the execution of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          SECTION 3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                            TEXACO INC.


                                            By: /s/ Peter I. Bijur
                                               ---------------------------------
                                               Name:  Peter I. Bijur
                                               Title: Chairman of the Board and
                                                        Chief Executive Officer

                                            CHASEMELLON SHAREHOLDER
                                            SERVICES, L.L.C.,
                                            as Rights Agent

                                            By: /s/ Stanley E. Siekierski
                                                --------------------------------
                                                  Name: Stanley E. Siekierski
                                                  Title:   Vice President




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